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                                                                      EXHIBIT 12

                        PIONEER FINANCIAL SERVICES, INC.

         STATEMENT OF COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                         (IN THOUSANDS, EXCEPT RATIOS)

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                                               YEAR ENDED DECEMBER 31,
                                       -----------------------------------------
                                        1991     1992     1993    1994    1995
                                       ------- --------  ------- ------- -------
Computation of earnings:
 Income (loss) before income taxes
  per statement of consolidated
  operations.........................  $13,320 $(25,436) $18,764 $26,022 $31,722
Add Back Fixed Charges:
 Interest on indebtedness,
  amortization of debt issue costs
  and interest portion of rent
  expense............................    3,335    2,387    4,025   6,098   6,225
                                       ------- --------  ------- ------- -------
Income (loss) (as adjusted)..........  $16,655 $(23,049) $22,789 $32,120 $37,947
                                       ======= ========  ======= ======= =======
Fixed Charges:
 Total fixed charges (interest on
  indebtedness, amortization of debt
  issue costs and interest portion of
  rent expenses).....................  $ 3,335 $  2,387  $ 4,025 $ 6,098 $ 6,225
                                       ======= ========  ======= ======= =======
 Ratio of Earnings to Fixed Charges..     4.99      N/A     5.66    5.27    6.10
                                       ======= ========  ======= ======= =======
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